    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1999
                             REGISTRATION NO. 333 -

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------
                               BIONX IMPLANTS,INC.
             (Exact Name of Registrant as Specified in its Charter)

         Pennsylvania                                     22-3458598
(State or Other Jurisdiction of                         I.R.S. Employer
 Incorporation or Organization)                        Identification No.)

                            1777 SENTRY PARKWAY WEST
                             GWYNEDD HALL, SUITE 400
                          BLUE BELL, PENNSYLVANIA 19422
                                  215-643-5000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Gerard S. Carlozzi, President
                              Bionx Implants, Inc.
                            1777 Sentry Parkway West
                             Gwynedd Hall, Suite 400
                          Blue Bell, Pennsylvania 19422
                                 (215) 643-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                            Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                               Roseland, NJ 07068
                                 (973) 597-2500

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

                             -----------------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                 AMOUNT         PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 TO BE           OFFERING PRICE            AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED          REGISTERED(1)        PER UNIT(2)          OFFERING PRICE(2)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Rights to purchase Common Stock........                               N/A                     N/A                  N/A
Common Stock, $.0019 par value
per share, underlying rights to purchase                               $                  $4,000,000             $1,056
------------------------------------------------------------------------------------------------------------------------------

(1) Maximum number of shares of common stock of Bionx Implants, Inc. to be sold to current holders of its common stock in this rights offering.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT SOLICITING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED DECEMBER 10, 1999

                              BIONX IMPLANTS, INC.

                         ________ SHARES OF COMMON STOCK

                                 $___ per share

     Bionx Implants, Inc. is distributing subscription rights in this rights offering to persons who owned shares of our common stock on _______________. During this rights offering, we may issue up to
     ____________ shares of common stock.

                                          Subscription Rights Price       Proceeds to Bionx Implants, Inc.(1)
Per Share                                           $                         $
Total                                        $                             $4,000,000

(1) Before deducting expenses payable by us, estimated to be $______.

THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS, BEGINNING ON PAGE _ OF THIS PROSPECTUS.

         You will receive 0. of a subscription right for each share of common stock that you owned on ________. Your subscription rights will be aggregated for all of the shares that you owned on that date and then rounded down to the nearest whole number, so that you will not receive any fractional rights. Each subscription right entitles you to purchase one share of common stock at the purchase price of $___ per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares at the same purchase price.

         The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time, on __________________, ____.

         The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

         Four of our five directors, who own our common stock through various family partnerships and other entities, have advised us that they intend to exercise their basic subscription privileges in full. Three of those four directors have further advised us that they intend to exercise their respective over-subscription privileges in an amount equal to the total number of shares offered in this right offering minus the shares purchased by them through their basic subscription privileges. This commitment, which ensures that all of the shares offered in this rights offering will be subscribed for, is based on the assumption that the subscription price will reflect a 15% discount from the current market price at the time the rights offering begins.

         Shares of our common stock are currently listed for quotation on the Nasdaq National Market under the symbol "BINX".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                THE DATE OF THIS PROSPECTUS IS __________, ____.

                                TABLE OF CONTENTS

                                                                                           PAGE NO.
                                                                                           --------
Summary
         Questions and Answers About Bionx Implants, Inc..................
         Questions and Answers About the Rights Offering..................
A Warning About Forward-Looking Statements................................
Risk Factors..............................................................
         Risks Related to Our Business....................................
         Risks Related to Our Common Stock................................
         Risks Related to the Subscription Rights Offering................
Selected Financial Information............................................
Recent Developments.......................................................
The Rights Offering.......................................................
If You Have Any Questions.................................................
Description of Our Common Stock...........................................
Provisions of Our Articles of Incorporation and By-Laws
      that May Have Anti-Takeover Effects.................................
Use of Proceeds...........................................................
Price Range of Common Stock...............................................
Determination of Offering Price...........................................
Plan of Distribution......................................................
Counsel...................................................................
Experts...................................................................
If You Would Like More Information........................................

                                     SUMMARY

         This section answers in summary form some questions you may have about Bionx Implants, Inc. and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

                QUESTIONS AND ANSWERS ABOUT BIONX IMPLANTS, INC.

WHAT IS BIONX IMPLANTS, INC.?

         We are a leading developer, manufacturer and marketer of self-reinforced, resorbable polymer implants, including screws, pins, arrows and stents, for use in orthopedic surgery, urology and cranio-facial surgery. We use several proprietary manufacturing and processing techniques to create self-reinforced, resorbable implants. Our technologies modify a resorbable polymer's properties from a brittle structure into a physiologically strong polymer implant with controlled variable strength retention ranging from three weeks to twelve months. We currently market 10 product lines representing approximately 150 distinct products.

WHERE ARE WE LOCATED?

         Our principal executive offices are located at:

                           1777 Sentry Parkway West
                           Gwynedd Hall, Suite 400
                           Blue Bell, Pennsylvania 19422

We also maintain manufacturing facilities in Tampere, Finland. Our US telephone number is (215) 643-5000.

WHEN WERE WE FORMED?

         Through predecessor companies, we have been engaged in the development of resorbable polymer products since 1984. Bionx Implants was incorporated in Delaware in October 1995. On August 27, 1999, we changed our state of incorporation from Delaware to Pennsylvania. There was no change in our name, business, management, benefit plans, location, assets, liabilities or net worth as a result of this reincorporation.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A SUBSCRIPTION RIGHT?

         We are distributing to you, at no charge, 0.__ of a subscription right for every share of common stock that you owned on _________. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $_____. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else; only you can exercise them.

WHAT IS A RIGHTS OFFERING?

         A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price to be determined before the rights offering begins and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership in Bionx Implants.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

         The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $___.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

         We do not expect that all of our shareholders will exercise all of their basic subscription rights. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $__ per share.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

         We will only issue ______ shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be ______ minus the number of shares purchased upon exercise of all basic subscription privileges. If sufficient shares are available, we will seek to honor the over- subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing shareholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges who have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing shareholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

         We are offering the subscription rights to our current shareholders in order to raise approximately $4.0 million in additional capital. Our cash and cash equivalents have decreased from $14.2 million at December 31, 1998 to $2.9 at September 30,1999. We need additional funds for working capital purposes and to improve our liquidity. Instead of selling additional shares of common stock to outside parties, our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. Of course, we cannot assure you that we will not need to seek additional financing in the future.

HOW MANY SHARES MAY I PURCHASE?

         You will receive 0.__ of a subscription right for each share of common stock that you owned on ________. We will not distribute fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $___. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the attached subscription certificate, you may request to purchase as many additional shares as you wish for $___ per share. We may honor all of the over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

HOW DID WE ARRIVE AT THE $___ PER SHARE PRICE?

         In determining the price at which a share of common stock may be purchased in this rights offering, our Board of Directors considered several factors including the historic and current market price of the common stock, our business prospects, our recent history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

         You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., Eastern standard Time, on _______________. The address for the Subscription Agent is on page __. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

HOW LONG WILL THE RIGHTS OFFERING LAST?

You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., EASTERN STANDARD TIME, ON ______________________, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND?

         No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $____ per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

         The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page __.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

         You will retain your current number of shares of common stock in Bionx Implants even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of Bionx Implants that you own will diminish, and your relative voting rights and economic interests will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

         No.

MUST I EXERCISE ANY SUBSCRIPTION RIGHTS?

         No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
RIGHTS?

         The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

WHEN WILL I RECEIVE MY NEW SHARES?

         If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after ______________. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

CAN WE CANCEL THE RIGHTS OFFERING?

         Yes. Our Board of Directors may cancel the rights offering at any time on or before ___________, for any reason. If we cancel the rights offering, any money received from shareholders will be refunded promptly, without interest.

HOW MUCH MONEY WILL BIONX IMPLANTS RECEIVE FROM THE RIGHTS OFFERING?

         Our gross proceeds from the rights offering depend on the number of shares that are purchased. If we sell all _______ shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $4,000,000, before deducting expenses payable by us, estimated to be $________. Since four of our directors have advised us that they intend to exercise their basic subscription privileges in full and three of those four directors have further advised us that they intend to exercise their respective over-subscription privileges in an amount equal to the total number of shares offered in this right offering minus the shares purchased by them through their basic subscription privileges, we expect to receive proceeds of $4,000,000 from the rights offering, before deducting expenses. This commitment from our directors is based on the assumption that the subscription price will reflect a 15% discount from the current market price at the time the rights offering begins.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

         We will use the proceeds from the rights offering for additional working capital to fund operations, for continuing research and development and for surgeon education.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

         The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue ____________ new shares of common stock during the rights offering. In that case, we will have approximately ____________ shares of common stock outstanding after the rights offering.

WHAT IF I HAVE MORE QUESTIONS?

         If you have more questions about the rights offering, please contact Drew Karazin, Vice President- Finance of Bionx Implants, at (215) 643-5000.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains and may incorporate by reference "forward-looking" statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "intend," "expect," "anticipate," "estimate," "continue," or other similar words. Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. We have included a discussion entitled "Risk Factors" in this prospectus, highlighting important factors that could cause our actual results to differ materially from our expectations. If in the future you hear or read any forward-looking statements concerning us, you should refer back to the discussion of Risk Factors. The forward-looking statements in this prospectus are accurate only as of its date. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

         These forward-looking statements include, but are not limited to, a description of the steps management has taken to improve operating results and reduce the amount of cash used by operations. Forward- looking statements are inherently uncertain. Our actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the following:

         - our history of losses and accumulated deficit, inconsistent revenues and the uncertainty of future profitability;

         - the uncertainty of market acceptance of our existing products or of any products that we may introduce in the future;

         - uncertainty as to whether we will be successful in commercializing products in development;

         - uncertainty as to whether we will be successful in developing new products;

         - uncertainty as to the success, timing and costs related to our preclinical studies, clinical trials and product clearances by the U.S. Food and Drug Administration and other regulatory agencies;

         - uncertainty as to the performance of our direct sales persons, independent sales agents, distributions and dealers;

         -        uncertainty as to the impact of unanticipated changes in U.S.
                  and foreign regulations applicable to our business;

         -        the intensity of competition in our industry;

         -        the rapid progress of technology in the medical field;

         - uncertainty as to the outcome of pending litigation that we initiated to protect our patent position;

         - our dependence on the development of strategic alliances with others in areas outside of craniofacial devices and orthopedics; and

         - the level of protection over our licenses, trade secrets, patents and proprietary rights.

              In addition to the risks and uncertainties discussed below under "Risk Factors", you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in our filings with the Securities and Exchange Commission and in our Annual Report on Form 10-K for the year ended December 31, 1998. The forward- looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on such statements.

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE SUSTAINED OPERATING LOSSES IN THE PAST, WE HAVE AN ACCUMULATED DEFICIT AND WE MAY NOT REGAIN PROFITABILITY.

         We incurred substantial operating losses from our inception through December 31, 1996, with an accumulated deficit of $7.7 million as of December 31, 1996. Such losses resulted principally from:

         - expenses associated with the development, patenting and clinical testing of our self- reinforcing technologies and resorbable implant designs;

         - preparation of submissions to the FDA and foreign regulatory agencies;

         -        the development of sales, marketing and distribution channels;

         -        the write-off of acquired in-process research and development;
                  and

         -        the development of our manufacturing capabilities.

After recording profitable results for a number of quarters, we have again recorded losses in recent periods. We attribute our more recent losses primarily to:

         - steps taken in 1998 to build inventory levels and personnel in anticipation of continued growth in our core business and the introduction of new products in the Craniofacial surgical market;

         - our inability to increase revenues at the rate that we had planned; and

         -        legal costs incurred to protect our intellectual property.

As of September 30, 1999, our accumulated deficit was $10.0 million. We may incur significant operating losses in the future as we continue our product development efforts, expand our marketing, sales and distribution activities, develop strategies for competing with other manufacturers, and scale up our manufacturing capabilities. There can be no assurance that we will be able to successfully commercialize our products or that profitability will again be achieved.

IF WE CANNOT MAINTAIN ADEQUATE OPERATING CAPITAL, OUR BUSINESS WILL SUFFER.

         We have substantially less liquidity today than we had on December 31, 1998. At November 30, 1999, our cash and cash equivalents have decreased to $3.3 million. A continuation of operating losses may eliminate our remaining cash balances at or before the end of the first quarter of 2000, absent cash from this offering. On a going forward basis, operations may not provide sufficient internally generated cash flows to meet our projected requirements. Our ability to continue to finance our operations will depend on our ability to achieve profitability by improving sales and margins, our ability to reduce cash outflows and, if necessary, our ability to obtain other sources of funding sufficient to support our operations. We can't assure you that such funding will be available on satisfactory terms or at all.

OTHER SOURCES FOR THE NEEDED CAPITAL HAVE NOT YET BEEN IDENTIFIED, AND MAY NOT BE AVAILABLE.

         The subscription rights we are offering may not be fully exercised and we may not be able to raise the maximum amount of capital we hope to raise by this rights offering. Even if we sell all of the shares that we are offering, the net proceeds from this rights offering, combined with internally generated cash, may not be sufficient to enable us to develop and market our products, in which event we will have to seek additional capital from other sources. We have not as yet explored whether any additional sources for capital will be available, To the extent, if any, that we are able to obtain equity capital from other sources, the issuance of more shares of stock may dilute the economic interest and will dilute the voting interests of current shareholders. To the extent, if any, that we are able to obtain debt financing, the terms of such financing may be expensive and may subject us to covenants that materially restrict us.

IF OUR PRODUCTS ARE NOT ACCEPTED BY PHYSICIANS, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

         Our success will depend in part upon the acceptance of our self-reinforced, resorbable implants by the medical community, including health care providers, such as hospitals and physicians, and third-party payors. This acceptance may depend upon the extent to which the medical community perceives our products as a safe, reliable and cost-effective alternative to non-resorbable products which are widely accepted, have a long history of use and are generally sold at prices lower than the prices of our products. Ultimately, for our products to gain wide market acceptance, it will also be necessary for us to convince surgeons that the benefits associated with our products justify the modification of standard surgical techniques in order to use our implants safely and effectively. For members of the medical community who have accepted the use of resorbable implants, we also must convince the market that our products are superior to our competitors' products. We can't assure you that our products will achieve significant market acceptance on a timely basis, or at all. Failure of some or all of our products to achieve significant market acceptance could have a material adverse effect on our business, financial condition and results of operations. A reduction in the number of our products that physicians use in particular surgical procedures could also have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT REMAIN COMPETITIVE IN THE MARKETS WE SERVE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         There is growing pressure on healthcare providers in general, and the surgical area in particular, to reduce costs. The trend is towards hospitals purchasing through buying groups and other large distributors, which generally occurs at lower prices than selling direct to the customer. This trend will make it difficult to maintain and grow sales and improve profit margins. If we are not able to introduce new products into such an economic environment and compete at lower prices than other larger distributors, our business will be adversely affected.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON OUR
BUSINESS.

         The medical products industry is intensely competitive and hospitals have a wide variety of product choices and technologies from which to choose. The success of any competing alternative products to those we provide could have a material adverse effect on our business, financial condition and results of operations. We believe that our competitors include companies that have substantially greater financial capabilities for product development and marketing than we do and can therefore market their products or procedures to hospitals and the medical community in a more effective manner. There is also a risk that our competitors may succeed in developing safer or more effective products that could render our products obsolete or noncompetitive.

OUR PATENTS MAY NOT PROTECT OUR PRODUCTS FROM COMPETITION.

         We have patents in the United States and certain foreign countries, and have filed patent applications in the United States and other foreign countries, for certain products. Although several patents have been issued to us, there can be no assurance that any additional patents will be issued to us, or that any patents that are issued to us will provide us with meaningful patent protection, or that others will not successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial, and we might not have the resources available to defend our patent rights.

WE ARE PRESENTLY ENGAGED IN PATENT LITIGATION THAT IS EXPENSIVE TO PURSUE AND MAY NOT JUSTIFY THE INVESTMENTS OF TIME AND MONEY THAT WE HAVE MADE AND ARE MAKING.

         We previously initiated a patent infringement lawsuit asserting that a third party who is selling self-reinforced devices is infringing one of the principal patents assigned to Bionx Implants. We are seeking both monetary and injunctive relief from the third party. The third party has asserted that this patent is invalid, unenforceable and not infringed and has filed a motion for summary judgment on an issue of invalidity with the court which, if granted, would result in the dismissal of the case. The motion has not yet been argued in court, and we plan to vigorously oppose the motion.

         In another case, which is still pending, we sued a third party and asserted that the party was infringing one of the principal patents licensed to us. We are seeking both monetary and injunctive relief. The third party filed summary judgment motions asserting that the patent was invalid and unenforceable and that they did not infringe. In November 1999, we were orally informed by the judge's law clerk that the third party's motions with respect to invalidity and unenforceability will be denied but that the third party will prevail in the non-infringement motion. We have not received the judge's final judgment in writing. If the third party does in fact prevail on the issue of non-infringement, we intend to appeal. This litigation has been expensive, and there can be no assurance of the outcome.

         ALTHOUGH WE WILL SPEND A PORTION OF THE NET PROCEEDS FROM THIS OFFERING ON RESEARCH AND DEVELOPMENT, WE MIGHT NOT SUCCEED IN DEVELOPING NEW PRODUCTS AND TECHNOLOGIES THAT ARE USEFUL IN MEDICINE.

         In considering our plans to use a portion of the net proceeds for research and development purposes, you should consider the following:

         - We are attempting to develop new medical products and technologies.

         - Many of our experimental products and technologies have not been applied in human medicine and have only been used in laboratory studies on animals, and there can be no assurance that those products will prove to be useful in human medicine.

         - The experimentation we are doing is costly, time consuming and uncertain as to its results.

         - If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money.

IF A PRODUCT WE SELL INJURES A USER, WE COULD BE SUBJECT TO PRODUCT LIABILITY EXPOSURE.

         We sell medical products which may involve product liability risk. While we carry product liability insurance, there can be no assurance that our coverage will be adequate to protect us against future liability claims. In addition, product liability insurance is expensive and there can be no assurance that this insurance will be available to us in the future on terms satisfactory to us, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT RECEIVE FDA AND OTHER REGULATORY APPROVALS, WE WILL NOT BE PERMITTED TO SELL OUR PRODUCTS.

         The products that we develop cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use. This means that:

         - We will have to conduct expensive and time consuming clinical trials of new products;

         - We will incur the expense and delay inherent in seeking FDA approval of new products;

         - A product that is approved may be subject to restrictions on use;

         - The FDA can recall or withdraw approval of a product if problems arise; and

         -        We will face similar regulatory issues in foreign countries.

THE PRICE AND SALES OF OUR PRODUCTS MAY BE LIMITED BY HEALTH INSURANCE COVERAGE AND GOVERNMENT REGULATION.

         Our success in selling our products may depend in part on the extent to which health insurance companies, health maintenance organizations and government health administration authorities, such as Medicare and Medicaid, will pay for the cost of the products and related treatment. There can be no assurance that adequate health insurance, health maintenance organization and government coverage will be available to permit our products to be sold at prices high enough for us to generate a profit. In some foreign countries, pricing or profitability of health care products is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.

WE DO NOT HAVE MANUFACTURING FACILITIES IN THE UNITED STATES AND THUS MUST FOREGO ECONOMIES THAT MIGHT BE ACHIEVABLE IF WE HAD A MANUFACTURING PRESENCE IN THE UNITED STATES.

         We presently do not have adequate facilities or resources to manufacture our products in the United States. All of our products are manufactured in Finland. While we had initially planned to construct or acquire our own manufacturing facilities in the United States, we no longer believe that such plans are feasible. Accordingly, we will continue to supply our United States customers with products manufactured in Finland. This places us at a disadvantage in the United States marketplace when we compete against companies that manufacture their products in the United States.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE LOSE THE SERVICES OF THE KEY PERSONNEL UPON WHOM WE DEPEND.

         Our product development efforts are dependent upon Pertti Tormala, Ph.D, and the Technical University in Tampere, Finland. Dr. Tormala, a founder, director and executive officer of Bionx Implants, is currently an Academy Professor at the Technical University and has been permitted by the University to devote his efforts to developing new products for us. We cannot assure you that the University will allow Dr. Tormala to continue to devote his efforts and University resources to our product development efforts. If we are unable to obtain the continued services of Dr. Tormala, or if we are required to fund research at the Technical University at a substantially increased level, our business, financial condition and results of operations could be materially adversely affected.

         The loss of other key personnel and the inability to successfully recruit and retain additional highly skilled and experienced management and technical personnel could also have a material adverse effect on our business, financial condition and results of operations.

WE OVERBUILT OUR INVENTORY POSITION.

         During 1998 we overbuilt our inventory position in anticipation of substantially greater sales growth than we have experienced to date. This has placed a serious drain our cash resources. Some of this inventory has a limited shelf-life and will be come outdated if we are unable to sell this inventory more rapidly than we have been able to sell our inventory during 1999. To the extent that our inventory becomes unusable or unsalable, it will be necessary for us to charge the asset value of such inventory against our earnings.

WE ARE DEPENDENT UPON INDEPENDENT SALES AGENTS, DISTRIBUTORS AND DEALERS.

         We market and sell our products in part through managed networks of independent sales agents in the United States and independent distributors and dealers in foreign countries. As a result, a substantial portion of our revenues are dependent upon the sales efforts of these sales agents, distributors and dealers. We also rely on our distributors to assist us in obtaining reimbursement and regulatory approvals in certain international markets. We cannot assure you that our sales agents, distributors and dealers, some of which operate relatively small businesses, have the financial stability to assure their continuing presence in their markets. The inability of a sales agent, distributor or dealer to perform its obligations, or the cessation of business by a sales agent, distributor or dealer, could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to engage or retain qualified sales agents, distributors or dealers in each territory that we target. The failure to engage these sales agent, distributors or dealers in these territories would have a material adverse effect on our business, financial condition and results of operations.

A SIGNIFICANT PERCENTAGE OF OUR PRODUCT SALES ARE GENERATED IN INTERNATIONAL MARKETS, WHICH RESULTS IN INCREASED RISKS TO OUR BUSINESS.

         Approximately 20% of our sales during 1998 and approximately 16% of our sales during the first nine months of 1999 were generated in international markets. We anticipate that during the next few years, the relative percentage of our international product sales to total products sales will increase. International sales and operations may be limited or disrupted by:

         -        government controls

         -        export license requirements

         -        political instability

         -        trade restrictions

         -        changes in tariffs

         -        difficulties in managing international operations

         -        import restrictions and

         -        fluctuations in foreign currency exchange rates.

WE MAY NEED STRATEGIC PARTNERS TO BE SUCCESSFUL.

         We anticipate that it may be necessary to enter into arrangements with corporate partners, licensees or others, in order to efficiently market, sell and distribute our products in areas outside of craniofacial devices and orthopedics. These strategic partners may also be called upon to assist in the support of our products, including support of certain product development functions. As a result, our success may be dependent in part upon the efforts of these third parties. While we have negotiated one such arrangement, there can be no assurance that we will be able to negotiate additional acceptable arrangements with strategic partners or that we will realize any meaningful revenues pursuant to these arrangements.

WE MAY BE EXPOSED TO YEAR 2000 RISKS.

         Computer systems and software products used by many companies may need to be upgraded to comply with the problems associated with the Year 2000. Many currently-installed computer systems and software products are designed to accept only two digit entries in the date code field. Beginning in the Year 2000, these fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Otherwise, these systems and software could miscalculate dates or fail completely. This could result in the disruption of business operations controlled by them.

         We have assessed and upgraded all systems that we believe could be affected by the Year 2000 problem. We believe that our production software, information technology systems, hardware and telecommunications systems are Year 2000 compliant. However, we cannot assure you that we will not experience unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems.

         Also, our systems interact electronically and operationally with software, hardware and equipment outside of our control. The failure of our key business partners, vendors, suppliers and service providers to be Year 2000 compliant could have a material adverse effect on our business, financial condition and results of operations.

         Since we believe that our production software, information technology systems, hardware and telecommunications systems are Year 2000 compliant, we have not developed and do not plan to develop a contingency plan for noncompliant software, information technology systems, hardware and telecommunications systems.

                        RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SHAREHOLDERS WHO EXERCISE THEIR SUBSCRIPTION RIGHTS.

         The market price of our common stock ranged between a high sales price of $9.50 and a low sales price of $2.50 during 1999 and may continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

         - actual or anticipated variations in our quarterly operating results;

         - announcements of technological innovations or new products or services or new pricing practices by us or our competitors;

         -        changes in financial estimates by security analysts;

         -        underperformance against analysts' estimates;

         - changing United States and foreign government regulations relating to approval of our products;

         -        results of regulatory inspections;

         - the status of patents and proprietary rights related to our products that are developed by us or our competitors;

         -        increased market share penetration by our competitors;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -        additions or departures of key personnel;

         -        sales of additional shares of common stock; and

         -        existing and potential litigation.

In addition, the stock market in general, and stocks of medical technology companies in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

WE DO NOT EXPECT TO PAY COMMON STOCK DIVIDENDS.

         We have not paid cash dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. In determining whether to pay dividends, our Board of Directors will consider many factors, including our earnings, capital requirements and financial condition.

SOME ANTI-TAKEOVER PROVISIONS OF OUR CHARTER DOCUMENTS MAY DELAY OR PREVENT A TAKEOVER OF OUR COMPANY.

         Certain provisions of our charter documents may make it more difficult for a third party to acquire control of us without Board approval, even on terms that a shareholder might consider favorable. Our articles of incorporation authorize the Board of Directors to issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire our company because the preferred stock could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of our common stock. Our Board of Directors does not currently have any intent to issue shares of preferred stock.

         Our articles of incorporation also provide that our Board of Directors is divided into three classes, and the directors in each class serve staggered three year terms. Further, our articles of incorporation require, in most instances, that parties seeking to gain control of Bionx Implants gain Board approval for business combinations. These provisions may make it more difficult for shareholders to replace current members of our Board and may make the acquisition of our company by a third party more difficult.

CONTROLLING SHAREHOLDERS CAN LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF MATTERS REQUIRING SHAREHOLDER APPROVAL AND COULD DISCOURAGE POTENTIAL ACQUISITIONS OF OUR BUSINESS BY THIRD PARTIES.

         Our management and directors as a group beneficially own approximately
4.4 million shares or 48.5% of our voting securities. This percentage may increase as a result of the rights offering if such persons purchase shares as a result of their over-subscription privileges. These shareholders, acting together, could exert significant or controlling influence over all matters requiring approval by shareholders, including the election or removal of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Bionx Implants. This in turn could harm the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

THE SALE OF RESTRICTED SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

         Most of the shares of common stock beneficially owned by our management and directors are restricted securities under federal law. They may be sold but are subject to certain volume and other restrictions. We cannot estimate the number of these shares that may be sold in the future or the effect that their sale may have on the market price of the common stock. However, it could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them, even if our business is doing well.

THE MARKET PRICE OF OUR COMMON SHARES COULD DECLINE IF WE DO NOT MEET THE REQUIREMENTS FOR CONTINUED LISTING ON NASDAQ.

         Our shares of common stock are traded on the Nasdaq National Market, which has adopted rules that establish criteria for initial and continued listing of securities. To comply with the continued listing criteria of the Nasdaq National Market, a company must comply with at least one of two sets of rules. Under one set of rules, a company must maintain at least $4,000,000 of net tangible assets, have at least 750,000 publicly held shares with a market value of over $5,000,000 and have a minimum bid price of $1.00 per share. Under another set of rules, a company must maintain a market capitalization of at least $50,000,000, or total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the three most recently completed fiscal years. Although we currently meet the first set of rules for continued listing, a continuing decline in the market price of our common stock or future losses from operations could cause us to fail to meet the Nasdaq listing criteria in the future. If our common stock is delisted from the Nasdaq National Market, trading in our common stock could be conducted on the Nasdaq SmallCap Market or on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. If our common stock were delisted from the Nasdaq National Market and were not listed on the Nasdaq SmallCap Market, it would be subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell those securities. Consequently, delisting, if it occurred, could affect the ability of shareholders to sell their common stock in the secondary market. The restrictions applicable to shares that are de-listed, as well as the lack of liquidity for shares that are traded on an electronic bulletin board, may adversely affect the market price of such shares.

                RISKS RELATED TO THE SUBSCRIPTION RIGHTS OFFERING

IF YOU DO NOT EXERCISE ALL OF YOUR SUBSCRIPTION RIGHTS, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

         This rights offering is designed to allow all current shareholders to purchase additional shares of common stock at a discount from the market price of the stock on the date the rights are offered. The purpose of this structure is to enable Bionx Implants to raise capital while allowing current shareholders to maintain their relative proportionate voting and economic interest. Four of our directors, who own their common stock through family partnerships and other entities, have advised us that they intend to exercise their basic subscription privileges in full and may exercise their respective over-subscription privileges. To the extent that current shareholders do not exercise their subscription rights and shares are purchased by other shareholders in the rights offering, the proportionate voting interest of the non-exercising shareholders will be reduced, and the percentage that their original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE SUBSCRIPTION RIGHTS EXPIRE.

         We cannot assure you that the public trading market price of our common stock will not decline after you exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE.

         Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE IS NOT AN INDICATION OF THE VALUE OF OUR COMPANY.

         The subscription price was set by our Board of Directors after considering a variety of factors, including the desire to encourage full shareholder participation in this rights offering by setting an exercise price below the current market price of the common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the present or future value of Bionx Implants. Our Board of Directors has established the subscription price at a __% discount from the market price of the common stock on the date of the offering of the subscription rights to encourage all shareholders to exercise their subscription rights and thereby raise capital without diluting the interests of current shareholders. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

                         SELECTED FINANCIAL INFORMATION

         Our consolidated selected financial information is derived from our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the period ended September 30, 1999. You should read the following financial information in conjunction with those reports. See "If You Would Like More Information."

                                                                                                                NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                                                  -----------------------------------------------------        -------------------
                                                    1994       1995        1996        1997        1998         1998        1999
                                                    ----       ----        ----        ----        ----         ----        ----
                                                                          (In thousands except per share amounts)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues .................................        $1,280     $ 1,622     $ 5,379     $16,014     $21,100       $15,071     $15,173
Gross profit .............................           804       1,084       3,165      12,336      16,573        11,871      10,410
Operating expenses .......................           883       2,439       7,819      10,579      15,320        10,880      16,830
Operating income (loss) ..................           (79)     (1,355)     (4,654)      1,757       1,253           991      (6,420)
Net income (loss) ........................          (162)     (1,478)     (4,992)      2,158       1,261         1,191      (5,761)
Earnings (loss) per share(1):
  Basic ..................................                                 (0.89)       0.28        0.14          0.13       (0.65)
  Diluted ................................                                 (0.89)       0.25        0.14          0.13       (0.65)
Shares used in computing earnings (loss)
 per share(1):
  Basic ..................................                                 5,621       7,787       8,918         8,921       8,895
  Diluted ................................                                 5,621       8,526       9,243         9,261       8,895


                                                                       December 31,
                                          ------------------------------------------------------------------       September 30,
                                             1994           1995           1996           1997          1998           1999
                                             ----           ----           ----           ----          ----           ----
                                                                                (In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit) ..........      $   (164)      $   (576)      $  2,046       $ 24,549       $ 23,984       $ 17,360
Total assets .......................         2,029          1,794          9,370         33,541         36,949         29,397
Long-term debt less current portion            301            896            590            115             75             60
Mandatorily redeemable convertible
   preferred stock .................            --             --          5,000             --             --             --
Accumulated deficit ................        (1,215)        (2,693)        (7,686)        (5,527)        (4,266)       (10,027)
Total stockholders' equity (deficit)          (280)        (1,036)         1,023         29,081         30,241         24,446

--------------
(1) In 1996, prior to our initial public offering, Bionx Implants was reorganized. Accordingly, earnings (loss) per share is not presented for 1994 and 1995.

            We have analyzed our three most recently completed fiscal years in the last Annual Report on Form 10-K that we filed and our current fiscal year in the last Quarterly Report on Form 10-Q that we filed.. See "If You Would Like More Information."

            We have derived our product revenues from three product categories: sports medicine, orthopedic trauma and craniofacial devices. Our sports medicine revenues have been our strongest category since 1996, when we commenced selling our Meniscus Arrow product. However, in recent periods, our Meniscus Arrow revenues have been adversely impacted by competitive products and possibly by lower unit usage in particular procedures.

            In late 1998, we built inventory levels and personnel in anticipation of continued growth in our core business and the introduction of new products in the craniofacial surgical market. Our actual sales results were less than planned; thus these increased expenditures, together with legal costs incurred to protect our intellectual property, resulted in substantial operating losses during 1999.

            During the second and third quarters of 1999, we have implemented initiatives to refocus our business and reallocate critical resources with a goal to achieve sales growth, profit improvement and a positive cash flow position. These initiatives included:

         - the development of a management-restructuring plan to add critical resources in areas expected to have the greatest impact on sales growth and profit improvement;

         - the consolidation of sales efforts for craniofacial and orthopedic products, designed to improve sales efficiencies, increase market coverage and reduce our cost of sales;

         - a reduction in sales administration, in order to reduce our overall cost of sales;

         - a refocus of research and development efforts on new products that will complement orthopedic and craniofacial products that we plan to introduce by December 31, 2000;

         - a consolidation of our inventories worldwide in order to reduce our overall investment in inventories and improve customer service levels;

         - a reduction in our inventory levels in order to improve inventory turn rates, thereby reducing the cash that we need to support our inventory;

         - an increase in sales and marketing efforts designed to expand sales from markets outside of the United States; and

         - the implementation of surgeon educational programs designed to increase surgeon awareness and use of the Company's products. In addition to these initiatives, during the second quarter of 1999, four new patents were issued for the application of the Company's technology for orthopedic indications.

We cannot assure you that our initiatives will be successful or that our initiatives will result in profitable operations.

                               RECENT DEVELOPMENTS

            We have continued to incur operating losses in the fourth quarter of 1999, and expect to report a net loss for the quarter.

            Four of our employees located in Finland have recently left the company, and we are concerned that they intend to compete with Bionx Implants. These individuals have previously signed agreements with us, in which they have agreed to keep confidential any information concerning our business that they obtained during their employment and to refrain from using such information for their own benefit or the benefit of a third party after their employment terminated. However, they have declined to assure us that they do not intend to compete with us. If these former employees establish a competitor, we intend to vigorously pursue all remedies available to us.

            In September, 1999, each of our four outside directors was granted a stock option to purchase 40,000 shares of our common stock at an exercise price of $4.125 per share, the fair market value on the date of grant. On the same date, the following executive officers received stock options to purchase shares of our common stock at the same exercise price: Gerard Carlozzi - 100,000 shares; Pertii Viitanen - 40,000 shares; and Pertti Tormala - 40,000 shares.

         We previously initiated a patent infringement lawsuit asserting that a third party who is selling self-reinforced devices is infringing one of the principal patents assigned to Bionx Implants. We are seeking both monetary and injunctive relief from the third party. The third party has asserted that this patent is invalid, unenforceable and not infringed and has filed a motion for summary judgment on an issue of invalidity with the court which, if granted, would result in the dismissal of the case. The motion has not yet been argued in court, and we plan to vigorously oppose the motion.

         In another case, which is still pending, we sued a third party and asserted that the party was infringing one of the principal patents licensed to us. We are seeking both monetary and injunctive relief. The third party filed summary judgment motions asserting that the patent was invalid and unenforceable and that they did not infringe. In November 1999, we were orally informed by the judge's law clerk that the third party's motions with respect to invalidity and unenforceability will be denied but that the third party will prevail in the non-infringement motion. We have not received the judge's final judgment in writing. If the third party does in fact prevail, we intend to appeal. This litigation has been expensive, and there can be no assurance of the outcome.

                               THE RIGHTS OFFERING

BEFORE EXERCISING OR SELLING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE ___.

THE SUBSCRIPTION RIGHTS

         We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock on __________, at no cost to the shareholders. We will give you 0.__ of a subscription right for each share of common stock that you owned on _________. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of subscription rights down to the nearest whole number. Each subscription right will entitle you to purchase one share of common stock for $__. If you wish to exercise your subscription rights, you must do so before 5 P.M., Eastern Standard Time, on _______, ____ After that date, the subscription rights will expire and will no longer be exercisable.

BASIC SUBSCRIPTION PRIVILEGE

         Each subscription right will entitle you to receive, upon payment of $___, one share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after _______, ___, whether you exercise your subscription rights immediately prior to that date or earlier.

OVER-SUBSCRIPTION PRIVILEGE

         Subject to the allocation described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, we will allocate the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing shareholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges who have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing shareholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

INTENDED PURCHASES

         Four of our five directors, David J. Bershad, Anthony J. Dimun, David
H. MacCallum and Terry D. Wall, who own our common stock through various family partnerships and other entities, have advised us that they intend to exercise their basic subscription privileges in full. Messrs. Bershad, Dimun and Wall have further advised us that they intend to exercise their respective over-subscription privileges in an amount equal to the total number of shares offered in this right offering minus the shares purchased by them through their basic subscription privileges. This commitment, which ensures that all of the shares offered in this rights offering will be subscribed for, is based on the assumption that the subscription price will reflect a 15% discount from the current market price at the time the rights offering begins.

         NO RECOMMENDATION

         We are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

EXPIRATION DATE

         The rights will expire at 5 p.m., Eastern standard Time, on ______, ____,unless we decide to extend the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

WITHDRAWAL RIGHT

         Our Board of Directors may withdraw the rights offering in its sole discretion at any time prior to or on _____, ____, for any reason (including, without limitation, a change in the market price of the common stock). If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE

         Our Board of Directors chose the $___ per share subscription price after considering a variety of factors, including the following:

         -        the historic and current market price of the common stock;

         -        our business prospects;

         -        our history of losses;

         -        general conditions in the securities market;

         -        our need for capital;

         -        alternatives available to us for raising capital;

         -        the amount of proceeds desired;

         -        pricing of similar transactions;

         -        the liquidity of our common stock;

         -        the level of risk to our investors; and

         - the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock.

The $____ per share subscription price should not be considered an indication of the actual value of Bionx Implants or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $____ per share.

TRANSFERABILITY OF SUBSCRIPTION RIGHTS

         Both the basic subscription rights and over-subscription rights are non-transferable and non- assignable. Only you may exercise these rights.

EXERCISE OF SUBSCRIPTION RIGHTS

         You may exercise your subscription rights by delivering to the Subscription Agent on or prior to ________, ____:


         - A properly completed and duly executed subscription certificate;

         -        Any required signature guarantees; and

         - Payment in full of $ ____ per share for the shares of common stock subscribed for by exercising your basic subscription rights and, if desired, your over-subscription rights.

         You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

METHOD OF PAYMENT

         Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of StockTrans, Inc., as Subscription Agent. Payment for basic subscription rights and over-subscription rights may also be effected through wire transfer as follows: _________________________. Payment will be deemed to have been received by the Subscription Agent only upon:

         (A)      clearance of any uncertified check;
         (B) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;
         (C) receipt by the Subscription Agent of any funds transferred by wire transfer; or
         (D) receipt of funds by the Subscription Agent through an alternative payment method approved by Bionx Implants.

         Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of _________________, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

GUARANTEED DELIVERY PROCEDURES

         If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to ____________, ____, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

     (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to _______, _____;

     (2) You send, and the Subscription Agent receives, on or prior to ______, ____, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three over-the-counter trading days following the date of the notice of guaranteed delivery; and

     (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three over-the-counter trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number 610-649-7302. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEE

         Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

SHARES HELD FOR OTHERS

         If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS

         If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

         (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

         (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

         (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration).

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

         We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

STATE AND FOREIGN SECURITIES LAWS

         The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

OUR DECISION BINDING ON YOU

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither Bionx Implants nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION

         After you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately _____ shares of common stock will be issued and outstanding. This would represent a ____% increase in the number of outstanding shares of common stock. IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE IF SHARES ARE PURCHASED IN THE RIGHTS OFFERING.

FEES AND EXPENSES

         We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Bionx Implants nor the Subscription Agent will pay such expenses.

SUBSCRIPTION

         We have appointed our transfer agent, StockTrans, Inc., as Subscription Agent for the rights offering. The Subscription Agent's address for packages sent by mail or overnight delivery is:

                  StockTrans, Inc.
                  Seven East Lancaster Avenue
                  Ardmore, Pennsylvania 19003-2318.

         The Subscription Agent's telephone number is 610-649-7300 and its facsimile number is 610-649-7302. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $_____. We have also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering.

                                    IMPORTANT

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO _________, ____. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

FEDERAL INCOME TAX CONSIDERATIONS

         The following summarizes the material federal income tax considerations of the rights offering to you and Bionx Implants. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.

         Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of Bionx Implants' current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your Bionx Implants stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

         TAXATION OF STOCKHOLDERS

         Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

         Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

         If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15 percent of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

         If you allow a subscription right to expire, it will be treated as having no tax basis.

         Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

         Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

         Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

         TAXATION OF BIONX IMPLANTS

         We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                              IF YOU HAVE QUESTIONS

         If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery, you should contact Drew Karazin, Vice President-Finance of Bionx Implants, at:

                  1777 Sentry Parkway West
                  Gwynedd Hall, Suite 400
                  Blue Bell, Pennsylvania 19422
                  Telephone (215) 643-5000

                         DESCRIPTION OF OUR COMMON STOCK

         As a holder of common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. You are entitled to receive dividends, if any, declared by our Board of Directors. If we liquidate Bionx Implants, you will be entitled to share ratably with the other stockholders in the distribution of all assets that we have left after we pay all of our liabilities. You have no preemptive rights to subscribe for additional shares of common stock and no right to convert your common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of common stock. Your common stock is not redeemable by Bionx Implants.

             PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS
                       THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     Our articles of incorporation and by-laws

         -        provide for a classified Board of Directors;

         - require a supermajority vote to amend certain provisions of the articles of incorporation or by-laws;

         - describe specific procedures that must be followed in order for shareholder proposals to be considered at shareholders' meetings;

         - provide that shareholders may not act by consent instead of at a meeting; and

         - authorize the Board of Directors to issue shares of preferred stock without further stockholder approval and to set the rights, privileges and preferences of those shares.

         In addition, to the full extent possible, Bionx Implants has opted out of the specific anti-takeover provisions included in the Pennsylvania Business Corporation Law (the "BCL"). Instead, our articles of incorporation contain provisions which generally prevent the corporation from engaging in a "business combination", which includes a merger or sale of more than 10% of our assets, with any "interested stockholder" (generally defined as a stockholder who, together with its affiliates and associates, owns 15% or more of our outstanding voting shares) for three years following the date that such stockholder became an "interested stockholder" unless

         - prior to such date, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder",

         - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares), or

         - on or after that date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
                  66 2/3% of the voting stock which is not owned by the "interested stockholder".

         Additionally, by reason of their approximately 48.5% aggregate interest in our outstanding common stock, the directors and executive officers of Bionx Implants, should they decide to act in concert, can prevent the approval of any transaction, even if it might be beneficial to other shareholders.

         These provisions are designed to encourage any person who desires to take control of and/or acquire Bionx Implants to enter into negotiations with our Board of Directors, thereby making more difficult the acquisition of Bionx Implants by means of a tender offer, a proxy contest or other non-negotiated means, even if it would be in your best interest. In addition to encouraging any person intending to attempt a takeover of Bionx Implants to negotiate with our Board of Directors, these provisions also curtail a person's use of a dominant equity interest to control any negotiations with our Board. Under these circumstances, our Board of Directors may be better able to make and implement reasoned business decisions and protect the interests of all of our stockholders. Any one of, or a combination of, these anti-takeover provisions could discourage a third party from attempting to acquire control of Bionx Implants.

                                 USE OF PROCEEDS

         We will apply the net proceeds from the rights offering for additional working capital to fund operations, for continuing research and development and for surgeon education.

         Assuming that stockholders exercise all of the subscription rights offered, we will receive gross proceeds from the rights offering of $4,000,000. Net of expected expenses incurred in this offering, we would, in that event, receive proceeds of approximately $______.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is listed for quotation on the Nasdaq National Market under the symbol "BINX." The following table sets forth, for the periods indicated, the intra-day high and low sales prices per share of our common stock on the Nasdaq National Market.

                                                HIGH        LOW
YEAR ENDED DECEMBER 31, 1998:

First Quarter ...........................      $31.88      $17.88
Second Quarter ..........................       24.94       15.00
Third Quarter ...........................       16.63        5.50
Fourth Quarter ..........................       10.88        4.88

YEAR ENDING DECEMBER 31, 1999:

First Quarter ...........................        9.50        5.25
Second Quarter ..........................        6.44        4.00
Third Quarter ...........................        5.88        3.50
Fourth Quarter (through __________, 1999)

As of ________, 1999, there were ________ shares of Common Stock outstanding owned by __ holders of record and approximately ___ beneficial holders.

                         DETERMINATION OF OFFERING PRICE

         Our Board of Directors decided to set a $___ per share subscription price after considering a variety of factors described elsewhere in this prospectus. The $___ per share price should not be considered an indication of the actual value of Bionx Implants or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $___ per share. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.

                              PLAN OF DISTRIBUTION

         On or about ______________, ____, we will distribute the subscription rights, subscription certificates and copies of this prospectus to individuals who owned shares of common stock on _____. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the Subscription Agent, StockTrans, Inc., at the address on page __. If you have any questions, you should contact our Vice President-Finance, Drew Karazin, at the telephone number and address on page __.

         We have agreed to pay the Subscription Agent a fee of $______ plus certain expenses. We estimate that our total expenses in connection with the rights offering will be $_________.

                                     COUNSEL

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

         The consolidated financial statements of Bionx Implants, Inc. as of December 31, 1998 and 1997, and for the years in the three-year period ended December 31, 1998, included in Bionx Implants' 1998 Annual Report on Form 10-K have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       IF YOU WOULD LIKE MORE INFORMATION

         Bionx Implants files annual, quarterly and special reports, proxy statement and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                        7 World Trade Center, Suite 1300
                               New York, NY 10048

                       500 West Madison Street, Suite 1400
                             Chicago, IL 60661-2511

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov).

         Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write to Bionx Implants at:

                            1777 Sentry Parkway West
                             Gwynedd Hall, Suite 400
                          Blue Bell, Pennsylvania 19422
                       Attention: Chief Financial Officer
                            Telephone: (215) 643-5000

         We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we have filed with the SEC. The SEC allows us to "incorporate by reference" those documents, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

         (1) our Annual Report on Form 10-K, as amended, for the year ended December 31, 1998;

         (2) our Quarterly Reports on Form 10-Q, as amended, for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

         (3) the description of our common stock contained in our definitive proxy materials for our 1999 annual meeting of shareholders; and

         (4) any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

         You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

         This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred by Bionx Implants, Inc. in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee .................................       $1,056
NASDAQ Listing Fee ...................................
Blue Sky Fees and Expenses* ..........................
Printing and Engraving Expenses* .....................
Legal Fees and Expenses* .............................
Accounting Fees and Expenses* ........................
Subscription Agent Fees and Expenses* ................
Miscellaneous* .......................................

Total Expenses .......................................

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1741 of the Pennsylvania Business Corporation Law (the "BCL") permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any pending, threatened or completed action or proceeding to which they were or are parties or were threatened to be made parties by reason of the fact that they are or were directors or officers of the corporation.

         The BCL also permits indemnification against expenses reasonably incurred in connection with any pending, threatened or completed derivative action, if the director or officers has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the BCL, court approval is required with respect to any payment made with respect to a derivative action. Furthermore, the BCL provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         The Registrant's Articles of Incorporation contain the following provisions concerning indemnification:

         "ARTICLE 10:

                  Section 1. Every person who is or was a director of officer of the Company shall be indemnified by the Company to the fullest extent allowed by the BCL against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the Company, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

                  Section 2. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which Pennsylvania law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the BCL subject only to limited created by applicable Pennsylvania law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its shareholders and others."

                  The Registrant's Articles of Incorporation also contain the following provision concerning the personal liability of directors:

                  "ARTICLE 9:

                           Section 1. To the fullest extent permitted by the BCL
as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director."

ITEM 16. INDEX TO EXHIBITS

         The following exhibits are filed as part of this registration statement.

EXHIBIT NO.                DESCRIPTION
-----------                -----------
5.1*                       Opinion of Lowenstein Sandler PC

23.1                       Consent of KPMG LLP.

23.2 Consent of Lowenstein Sandler PC (contained in its opinion filed as Exhibit 5.1).

24.1                       Power of Attorney.

99.1                       Form of Subscription Certificate.

99.2                       Instructions on Use of Bionx Implants, Inc.
                           Subscription Certificates.

99.3                       Notice of Guaranteed Delivery.

99.4                       Form of Letter to Shareholders.

99.5                       Form of Letter to Brokers.

-------------------
*  To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendments is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) That, the registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) That, for determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

         (5) That, for determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blue Bell, in the Commonwealth of Pennsylvania, on December 10, 1999.

                                       BIONX IMPLANTS, INC.

                                       By: /S/ Gerard S. Carlozzi
                                          -------------------------------------
                                          Gerard S.Carlozzi, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                                 Title                                     Date
               ---------                                 -----                                     ----
    /s/ Gerard S. Carlozzi
-----------------------------------------
Gerard S.Carlozzi                                 President, Chief Executive                December  10, 1999
                                                  Officer and Director

*/s/ David J. Bershad
-----------------------------------------
David J. Bershad                                  Director                                  December  10, 1999

*/s/ Anthony J. Dimun
-----------------------------------------
Anthony J. Dimun                                  Director                                  December  10, 1999


-----------------------------------------
David H. MacCallum                                Director

*/s/Pertti Tormala
-----------------------------------------
Pertti Tormala                                    Director                                  December  10, 1999

*/s/ Terry D. Wall
-----------------------------------------
Terry D. Wall                                     Director                                  December  10, 1999

*/s/ Drew Karazin
-----------------------------------------
Drew Karazin                                      Vice President-Finance and                December  10, 1999
                                                  Chief Financial Officer

* By: /s/ Gerard S. Carlozzi
     ------------------------------------
     Gerard S. Carlozzi,
     Attorney-in-Fact

                                INDEX TO EXHIBITS

EXHIBIT NO.                DESCRIPTION
-----------                -----------
5.1*                       Opinion of Lowenstein Sandler PC

23.1                       Consent of KPMG LLP.

23.2 Consent of Lowenstein Sandler PC (contained in its opinion filed as Exhibit 5.1).

24.1                       Power of Attorney.

99.1                       Form of Subscription Certificate.

99.2                       Instructions on Use of Bionx Implants, Inc.
                           Subscription Certificates.

99.3                       Notice of Guaranteed Delivery.

99.4                       Form of Letter to Shareholders.

99.5                       Form of Letter to Brokers.

------------------
*  To be filed by amendment.